Exhibit 99.1

International Rectifier Announces Promotion to Operations Team

Marc Rougee Promoted to Executive Vice President, Operations

EL SEGUNDO, Calif.—(BUSINESS WIRE)—November 2, 2007—International Rectifier Corporation (“IR”) (NYSE:IRF) today announced a promotion to the company's leadership team.

Marc Rougee, 53, has been promoted to executive vice president, operations. Mr. Rougee will report directly to Don Dancer, the company’s acting chief executive officer. Mr. Rougee's responsibilities include wafer fab and assembly operations and planning and logistics. He will also focus on improving integrated sales and operations planning and inventory management. Mr. Rougee joined IR in 2003, when he was appointed vice president and general manager of IR Newport Ltd. (Wales). In this role he was responsible for integrating the Newport acquisition and driving the ramp up of the facility. He was then promoted to vice president, worldwide wafer fab operations, where he oversaw supply strategy, cost programs and integration of the Epi operation in Mesa, AZ.

With over 25 years of semiconductor industry experience, Mr. Rougee previously held positions at Motorola, Silicon Manufacturing Partners, and Chartered Semiconductor Manufacturing. He holds a Diplome d’Etudes Approfondies in Electronics and Instrumentation from the Paris VI University, and a MS in Physics from Ecole Superieure de Physique et Chimie in Paris.

Don Dancer, IR’s acting chief executive officer, said, “Marc has a wealth of global semiconductor operations experience that he brings to the senior management team. He has a proven record in planning, supply chain strategies and implementing a global operations strategy that has led to increased efficiency and greater productivity. We believe Marc is a tremendous asset and will contribute strongly to our strategic growth objectives.”

About International Rectifier

International Rectifier Corporation (NYSE:IRF) is a world leader in power management technology. IR’s analog, digital, and mixed signal ICs, and other advanced power management products, enable high performance computing and save energy in a wide variety of business and consumer applications.  Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management solutions to power their next generation products. For more information, go to www.irf.com.

Note: Statements made or implied in this release that are in the future tense or that are accompanied by words such as “build,” “improve,” “drive,” “continue,” “create,” “will” or variations of such words are “forward-looking” and involve risks and uncertainties that are not within International Rectifier’s control. A fuller explanation of these risks and uncertainties and those issues and uncertainties related to the ongoing investigation conducted by independent legal counsel retained by the Audit Committee of the Board of Directors, and the changes to the company’s internal controls and governance policies, is contained in International Rectifier’s periodic and other filings from time to time with the Securities and Exchange Commission.

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Company contact:

Investors

Portia Switzer

310.726.8254

Chris Toth

310.252.7731

Media

Graham Robertson

310.726.8512